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             RESTATED ARTICLES OF INCORPORATION
                             OF
                 PRECISION CASTPARTS CORP.,
                         AS AMENDED


                          ARTICLE I

          The name of the corporation is Precision Castparts
Corp.

                         ARTICLE II

     1. The aggregate number of shares which the corporation shall have the authority to issue is one hundred one million (101,000,000) shares, divided into one hundred million (100,000,000) shares of Common Stock, without par value, and one million (1,000,000) shares of No Par Serial Preferred Stock, without par value.

     2. The preference, limitations and relative rights of the shares of each class shall be as follows:

          (i)  No Par Serial Preferred Stock.

               (a)  Determination of Terms of Class.  The
     corporation's board of directors is hereby expressly granted authority to determine from time to time and to the extent permitted by law the preferences, limitations and relative rights of the No Par Serial Preferred Stock.

               (b) Division Into Series. The corporation's board of directors is hereby expressly granted authority to divide any or all shares of the corporation's Preferred Stock into series designated "Series ____ No Par Serial Preferred Stock" (inserting in each case a distinguishing designation determined by the board of directors for such series) and to fix and determine from time to time and to the extent permitted by law the preferences, limitations and relative rights of the shares of each series. Failure of the board of directors to specify any preferences and rights in the resolution establishing any series of the Preferred Stock shall be deemed a denial of any such preferences and rights so omitted.

         (ii) Common Stock. Subject to all the rights and preferences of the Preferred Stock, the Common Stock shall have the following rights and limitations:


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               (a)  Dividends.  Whenever there shall have
     been paid or set aside for payment to the holders of the outstanding shares of Preferred Stock and to the holders of outstanding shares of any other class of stock having preference over the Common Stock as to the payment of dividends the full amount of dividends and of sinking fund or purchase fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class of series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the board of directors, provided that dividends payable in Common Stock or in any other class of stock ranking as to dividends and assets subordinate to the Preferred Stock may be paid without regard to the status of payments to the holders of Preferred Stock or other classes of stock.

               (b)  Voting Rights.  Holders of Common Stock
     shall be entitled to one vote per share on any matter submitted to the shareholders.

               (c) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the corporation, after there shall have been paid to or set aside for the holders of the shares of Preferred Stock and any other class of stock having preference over the Common Stock in the event of liquidation, the full preferential amounts to which they are respectively entitled, the holders of the Common Stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets, shall be entitled to receive the remaining assets of the corporation available for distribution.

     3. The preemptive right of shareholders to acquire additional or treasury shares of stock in this corporation is expressly denied.

     4.    There is hereby created a series of No Par Serial
Preferred Stock of the corporation with the designation, preferences, limitations and relative rights as follows:

          (i)  Designation and Amount.  The shares of such
series shall be designated as "Series A No Par Serial
Preferred Stock" and the number of shares constituting such
series shall be 300,000.
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          (ii) Dividends and Distributions.

               (a) The holders of shares of Series A No Par Serial Preferred Stock shall be entitled to receive, when and as declared by the board of directors, out of funds legally available for the purpose, dividends in an amount per share equal to, 100 (the "Adjustment Number") multiplied by the aggregate per share amount of all cash dividends, and the Adjustment Number multiplied by the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, without par value, of the corporation (the "Common Stock") after the first issuance of any share or fraction of a share of Series A No Par Serial Preferred Stock.

               (b) The corporation shall declare a dividend or distribution on the Series A No Par Serial Preferred Stock as provided in paragraph (a) above at the same time that it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

               (c)  Dividends shall not be cumulative.
     Unpaid dividends shall not bear interest. Dividends paid on the shares of Series A No Par Serial Preferred
     Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

          (iii)  Voting Rights.  Except as otherwise
provided by law, each share of Series A No Par Serial Preferred Stock shall be entitled to a number of votes equal to the Adjustment Number on any matter submitted to the shareholders and the Series A No Par Serial Preferred Stock, any other series of Preferred Stock and the Common Stock shall vote together as one class.









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          (iv) Certain Restrictions.

               (a)  Whenever dividends or distributions
     payable on the Series A No Par Serial Preferred Stock as provided in Section (ii) have not been declared or paid for any fiscal year, until all such dividends and distributions for such fiscal year on shares of Series A No Par Serial Preferred Stock outstanding shall have been declared and paid in full, the corporation shall not in such fiscal year:

                    (i)  declare or pay dividends on or make
          any other distributions on any shares of stock ranking junior or on a parity (either as to dividends or upon liquidation, dissolution or winding up) to the Series A No Par Serial Preferred Stock except dividends paid ratably on the Series A No Par Serial Preferred Stock and all such parity stock on which dividends are payable in proportion to the total amounts to which the holders of all such shares are then entitled and dividends or distributions payable in Common Stock;

                    (ii) purchase or otherwise acquire for
          consideration any shares of Series A No Par Serial Preferred Stock or any shares of stock ranking on a parity with the Series A No Par Serial Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the board of directors) to all holders of such shares upon such terms as the board of directors, after consideration of the respective dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

               (b)  The corporation shall not permit any
     subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (a) of this Section (iv), purchase or otherwise acquire such shares at such time and in such manner.





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          v.   Restriction on Issuance of Shares; Reacquired
Shares. The corporation shall not issue any shares of Series A No Par Serial Preferred Stock except upon exercise of rights (the "Rights") issued pursuant to the Rights Agreement dated as of December 3, 1998, between the corporation and The Bank of New York (the "Rights Agreement"), a copy of which is on file with the secretary of the corporation at its principal executive office and shall be made available to stockholders of record without charge upon written request. Any shares of Series A No Par Serial Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever may be restored to the status of authorized but unissued shares after the acquisition thereof. All such shares shall upon any such restoration become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by the board of directors, subject to the conditions and restrictions on issuance set forth herein.

          vi.  Liquidation, Dissolution or Winding Up.

               (a)  Upon any liquidation (voluntary or
     otherwise), dissolution or winding up of the corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding
     up) to the Series A No Par Serial Preferred Stock unless, prior thereto, the holders of shares of Series A No Par Serial Preferred Stock shall have received the Adjustment Number multiplied by the per share amount to be distributed to holders of Common Stock, plus an amount equal to declared and unpaid dividends and distributions thereon to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A No Par Serial Preferred Stock.

               (b)  In the event that there are not
     sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A No Par Serial Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

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          vii.  Consolidation, Merger, etc.  In case the
corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A No Par Serial Preferred
Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment
Number multiplied by the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

          viii. Anti-Dilution Adjustments to Adjustment Number. In the event the corporation shall at any time after December 3, 1998 (the "Rights Declaration Date")
(i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number for all purposes of this subparagraph viii of Article II shall be adjusted by multiplying the Adjustment Number then in effect by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the corporation shall at any time after the Rights Declaration Date, fix a record date for the issuance of rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common Stock or securities convertible into Common Stock at a price per share of Common Stock (or having a conversion price per share, if a security convertible into Common Stock) less than the then Current Per Share Market Price of the Common Stock (as defined in Section 11(d) of the Rights Agreement) on such record date, then in each such case the Adjustment Number for all purposes of this Article II(4) shall be adjusted by multiplying the Adjustment Number then in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible) and the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of

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Common Stock so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Current Per Share Market Price (as defined in Section 11(d) of the Rights Agreement). In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the board of directors. Common Stock owned by or held for the account of the corporation shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such rights, options or warrants are not so issued, the Adjustment Number shall be readjusted as if such record date had not been fixed; and to the extent such rights, options or warrants are issued but not exercised prior to their expiration, the Adjustment Number shall be readjusted to be the number which would have resulted from the adjustment provided for in this subparagraph viii if only the rights, options or warrants that were exercised had been issued.

          ix. No Redemption. The shares of Series A No Par Serial Preferred Stock shall not be redeemable at the option of the corporation or any holder thereof. Notwithstanding the foregoing sentence, the corporation may acquire shares of Series A No Par Serial Preferred Stock in any other manner permitted by law.

          x. Amendment. Subsequent to the Distribution Date (as defined in the Rights Agreement) these Articles of Incorporation shall not be further amended in any manner which would materially alter or change the preferences, limitations and relative rights of the Series A No Par Serial Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A No Par Serial Preferred Stock, voting separately as a class.

          xi.  Fractional Shares.  Series A No Par Serial
Preferred Stock may be issued in fractions of a share in integral multiples of one one-hundredth of a share, which shall entitle the holder, in proportion to such holders' fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A No Par
Serial Preferred Stock.




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                         ARTICLE III

          Vacancies created on the board of directors by reason of an increase in the number of directors may be filled by affirmative vote of a majority of the directors holding office at the time the increase is made effective, provided however, that not more than one such vacancy may be so filled in any calendar year.

                         ARTICLE IV

          All or any number of the directors of the corporation may be removed without cause at a meeting of shareholders called expressly for that purpose, by the vote of the holders of 75 percent of the shares then entitled to vote at an election of directors. This provision shall not affect any right of the shareholders to remove a director for cause. This provision may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than 75 percent of the shares then entitled to vote at an election of directors.

                          ARTICLE V

          No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for conduct as a director; provided that this
Article V shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act. No amendment to the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of such amendment.

                         ARTICLE VI

          The corporation may indemnify to the fullest extent permitted by law any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect


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to any employee benefit plan of the corporation, or serves
or served at the request of the corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. This Article shall not be deemed exclusive of any other provisions for indemnification of directors, officers and fiduciaries that may be included in any statute, bylaw, agreement, resolution of shareholders or directors or otherwise, both as to action in any official capacity and action in another capacity while holding office.

                         ARTICLE VII

          The corporation's board of directors shall have the power to amend or repeal any of the bylaws of the corporation or adopt new bylaws. Any shareholder proposal to amend or repeal any of the bylaws shall require the affirmative vote of the holders of (i) 75 percent of the votes cast on the proposal at a meeting of shareholders at which a quorum is present, and (ii) 51 percent of the shares then entitled to vote at an election of directors. This provision may not be amended, altered, changed or repealed in any respect unless such action is approved by the same affirmative vote set forth in the preceding sentence.

                        ARTICLE VIII

     1. Whether or not a vote of stockholders is otherwise required, the affirmative vote of the holders of not less than 80 percent of the outstanding shares of "Voting Stock" (as hereinafter defined) of the corporation shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined) with any "Substantial Shareholder" (as hereinafter defined) or any Business Combination in which a Substantial Shareholder has an interest (except proportionately as a stockholder of the corporation); provided, however, that the 80 percent voting requirement shall not be applicable if either:

          (i) The "Continuing Directors" (as hereinafter defined) of the corporation by at least a two-thirds vote
(a) have expressly approved in advance the acquisition of the outstanding shares of Voting Stock that caused such Substantial Shareholder to become a Substantial Shareholder, or (b) have expressly approved such Business Combination; or




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         (ii)  The cash or fair market value (as determined
by at least a majority of the Continuing Directors) of the property, securities or other consideration to be received per share by holders of Voting Stock of the corporation (other than the Substantial Shareholder) in the Business Combination is not less than the "Highest Per Share Price" or the "Highest Equivalent Price" (as those terms are hereinafter defined) paid by the Substantial Shareholder involved in the Business Combination in acquiring any of its holdings of the corporation's Voting Stock acquired in the last two years.

     2.   For purposes of this Article VIII:

          (i)  The term "Business Combination" shall
include, without limitation, (a) any merger, exchange or consolidation of the corporation, or any entity controlled by or under common control with the corporation, with or into any Substantial Shareholder, or any entity controlled by or under common control with such Substantial Shareholder, (b) any merger, exchange or consolidation of a Substantial Shareholder, or any entity controlled by or under common control with such Substantial Shareholder, with or into the corporation or any entity controlled by or under common control with the corporation, (c) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any "Substantial Part" (as hereinafter defined) of the property and assets of the corporation, or any entity controlled by or under common control with the corporation, to a Substantial Shareholder, or any entity controlled by or under common control with such Substantial Shareholder,
(d) any purchase, lease, exchange, transfer or other acquisition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any Substantial Part of the property and assets of a Substantial Shareholder or any entity controlled by or under common control with such Substantial Shareholder, by the corporation, or any entity controlled by or under common control with the corporation,
(e) any recapitalization of the corporation that would have the effect of increasing the voting power of a Substantial Shareholder, (f) the issuance, sale, exchange or other disposition of any securities of the corporation, or of any entity controlled by or under common control with the corporation, by the corporation or by any entity controlled



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by or under common control with the corporation, (g) any
liquidation, spinoff, splitoff, splitup or dissolution of the corporation, and (h) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

         (ii) The term "Substantial Shareholder" shall mean and include (a) any "Person" (as that term is defined in Section 2(2) of the Securities Act of 1933, as in effect on May 10, 1983) which, together with its "Affiliates" (as hereinafter defined) and "Associates" (as hereinafter defined), "Beneficially Owns" (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at May 10, 1983) in the aggregate 15 percent or more of the outstanding Voting Stock of the corporation, and (b) any Affiliate or Associate (other than the corporation or a wholly owned subsidiary of the corporation) of any such Person. Two or more Persons acting in concert for the purpose of acquiring, holding or disposing of Voting Stock of the corporation shall be deemed a "Person."

        (iii) Without limitation, any share of Voting Stock of the corporation that any Substantial Shareholder has the right to acquire at any time (notwithstanding that Rule 13d-3 deems such shares to be beneficially owned if such right may be exercised within 60 days) pursuant to any agreement, contract, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed to be Beneficially Owned by such Substantial Shareholder and to be outstanding for purposes of subparagraph (ii) above.

         (iv) For the purposes of subparagraph (ii) of paragraph 1 of Article VIII, the term "other consideration to be received" shall include, without limitation, Common Stock or other capital stock of the corporation retained by its existing shareholders, other than any Substantial Shareholder or other Person who is a party to such Business Combination, in the event of a Business Combination in which the corporation is the survivor.

          (v) The term "Voting Stock" shall mean all of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, considered as one class, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.


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         (vi)  The term "Continuing Director" shall mean a
director of the corporation who served as a director on June 28, 1983 or who was a member of the board of directors of the corporation immediately prior to the time that the Substantial Shareholder involved in a Business Combination became a Substantial Shareholder.

        (vii) A Substantial Shareholder shall be deemed to have acquired a share of the Voting Stock of the corporation at the time when such Substantial Shareholder became the Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates or other Persons whose ownership is attributed to a Substantial Shareholder under the foregoing definition of Substantial Shareholder, if the price paid by such Substantial Shareholder for such shares is not determinable by a majority of the Continuing Directors, the price so paid shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by the Affiliate, Associate or other Person or (b) the market price of the shares in question at the time when such Substantial Shareholder became the Beneficial Owner thereof.

       (viii) The terms "Highest Per Share Price" and "Highest Equivalent Price" as used in this Article VIII shall mean the following: If there is only one class of capital stock of the corporation issued and outstanding, the Highest Per Share Price shall mean the highest price that can be determined to have been paid at any time by the Substantial Shareholder involved in the Business Combination for any share or shares of that class of capital stock. If there is more than one class of capital stock of the corporation issued and outstanding, the Highest Equivalent Price shall mean, with respect to each class and series of capital stock of the corporation, the amount determined by a majority of the Continuing Directors, on whatever basis they believe is appropriate, to be the highest per share price equivalent to the highest price that can be determined to have been paid at any time by the Substantial Shareholder for any share or shares of any class or series of capital stock of the corporation. The Highest Per Share Price and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes and soliciting dealers' fees paid by a Substantial Shareholder with respect to the shares of capital stock of the corporation acquired by such Substantial Shareholder. In the case of any Business Combination with a Substantial Shareholder, the Continuing Directors shall determine the Highest Per Share Price or the Highest Equivalent Price for each class and series of the capital stock of the corporation. The Highest Per Share

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Price and Highest Equivalent Price shall be appropriately
adjusted to reflect the occurrence of any reclassification, recapitalization, stock split, reverse stock split or other readjustment in the number of outstanding shares of capital stock of the corporation, or the declaration of a stock dividend thereon, between the last date upon which the Substantial Shareholder paid the Highest Per Share Price of
Highest Equivalent Price and the effective date of the merger or consolidation or the date of distribution to stockholders of the corporation of the proceeds from the sale of all or substantially all of the assets of the corporation.

         (ix)  The term "Substantial Part" shall mean
15 percent or more of the fair market value of the total assets of the Person in question, as reflected on the most recent balance sheet of such Person existing at the time the stockholders of the corporation would be required to approve or authorize the Business Combination involving the assets constituting any such Substantial Part.

          (x) The term "Affiliate," used to indicate a relationship with a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

         (xi) The term "Associate," used to indicate a relationship with a specified Person, shall mean (a) any entity of which such specified Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities,
(b) any trust or other estate in which such specified Person has a substantial beneficial interest or as to which such specified Person serves as trustee or in a similar fiduciary capacity, (c) any relative or spouse of such specified Person, or any relative of such spouse, who has the same home as such specified Person or who is a director or officer of the corporation or any of its subsidiaries, and
(d) any Person who is a director or officer of such specified entity or any of its parents or subsidiaries (other than the corporation or an entity controlled by or under common control with the corporation).

     3. For the purposes of this Article VIII, a majority of the Continuing Directors shall have the power to make a good faith determination, on the basis of information known to them, of: (i) the number of shares of Voting Stock that


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any Person Beneficially Owns, (ii) whether a Person is an
Affiliate or Associate of another, (iii) whether a Person has an agreement, contract, arrangement or understanding with another as to the matters referred to in paragraph
(2)(i)(h) or (2)(iii) hereof, (iv) whether the assets subject to any Business Combination constitute a Substantial Part, (v) whether any Business Combination is one in which a Substantial Shareholder has an interest (except proportionately as a stockholder of the corporation), and
(vi) such other matters with respect to which a determination is required under this Article VIII.

     4. The provisions set forth in this Article VIII may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than a majority of the outstanding shares of Voting Stock (as defined in this Article VIII) of the corporation at a meeting of the shareholders duly called for the consideration of such amendment, alteration, change or repeal; provided, however, that if there is a Substantial Shareholder who is not a Continuing Director, such action must also be approved by the affirmative vote of the holders of not less than 80 percent of the outstanding shares of Voting Stock.


























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